Exhibit 99.1

Press Release
Contact:
Charles F. Cargile, 949/863-3144
Newport Corporation, Irvine, CA
investor@newport.com
or
Dan Peoples, 858/552-8146
Makinson Cowell (US)

NEWPORT CORPORATION REPORTS
FIRST QUARTER 2007 RESULTS
Irvine, California — April 26, 2007 — Newport Corporation (NASDAQ: NEWP) today reported financial results for its first quarter ended March 31, 2007, and provided guidance regarding its expected financial performance in the second quarter and full year of 2007.
     All statements in this press release refer to continuing operations unless otherwise indicated.
     Sales in the first quarter of 2007 totaled $107.3 million, an increase of approximately 4% over the $103.2 million recorded in the prior year period. New orders received in the first quarter of 2007 totaled $110.3 million, an increase of approximately 5% over the $105.0 million recorded in the first quarter of 2006.
     Newport reported income from continuing operations in the first quarter of 2007 of $5.3 million, or $0.13 per diluted share, compared with $6.3 million, or $0.15 per diluted share, in the first quarter of 2006. The company noted that equity compensation expense was higher in the first quarter of 2007 compared with the prior year period by $1.7 million, or approximately $0.04 per diluted share, due to non-cash expense in the 2007 first quarter associated with equity compensation awards granted in July 2006, for which there was no expense in the first quarter of 2006. In addition, in the first quarter of 2006, the company’s tax provision was offset almost entirely by adjustments to certain income tax contingency reserves that were no longer considered necessary. As a result, the company’s income tax expense in the first quarter of 2007 was higher than the prior year period by approximately $1.0 million, or $0.02 per diluted share.

     Robert G. Deuster, chairman and chief executive officer, said, “We anticipated and experienced lower sales to microelectronics customers, but execution issues within our Lasers Division caused a larger than expected reduction in sales. We also experienced lower revenue than we had expected from the scientific research and aerospace and defense/security markets, which we believe resulted primarily from unanticipated delays in approvals of government and university funding of this year’s research budgets until late in the quarter. We believe that these funding approval delays are timing issues only, and expect to return to higher sales levels in this market in the second quarter and remainder of 2007.”
     Deuster continued, “We are disappointed by the first quarter revenue level in our Lasers Division and are taking appropriate steps to improve its performance. In March, we appointed David Allen to the position of Vice President and General Manager of the division. Dave has extensive experience leading advanced-technology businesses, most recently as Vice President and General Manager of the Fiber Optics Products Division of Avago Technologies, a spin-off from Agilent Technologies. Prior to his time at Avago, Dave spent 21 years with Hewlett-Packard and Agilent Technologies in a number of sales, marketing, operations and general management positions. We are confident that Dave is the right person to lead our Lasers Division, and are very pleased to have him on our executive team.”
     First quarter 2007 sales to customers in the scientific research and aerospace and defense/security markets were $35.1 million, or approximately 33% of net sales. New orders received from customers in these markets in the first quarter of 2007 were $37.1 million, or approximately 34% of new orders, resulting in a book to bill ratio of 1.06.
     First quarter 2007 sales to customers in the microelectronics market, which primarily includes semiconductor capital equipment customers, were $31.0 million, or approximately 29% of net sales. New orders received from customers in this market in the first quarter of 2007 were $32.0 million, or approximately 29% of new orders, resulting in a book to bill ratio of 1.03.
     Sales to customers in the life and health sciences market in the first quarter of 2007 were $19.8 million, or approximately 18% of net sales. New orders from customers in this market in the first quarter of 2007 were $20.7 million, or approximately 19% of new orders, resulting in a book to bill ratio of 1.04.
     Sales to customers in industrial and all other end markets in the first quarter of 2007 were $21.4 million, or approximately 20.0% of net sales. New orders from customers in these markets in the first quarter of 2007 were $20.5 million, or approximately 18% of new orders, resulting in a book to bill ratio of 0.96.

     Mr. Deuster commented, “We were pleased by the strong first quarter revenue levels in our life and health sciences and industrial and other markets, which grew 19.6% and 22.7%, respectively, compared with the first quarter of 2006. We believe that this growth is evidence of the success we are experiencing in new applications and growth areas in these markets, such as multi-photon microscopy, bio-analytical instrumentation and materials processing. We believe that our strategy of driving balanced growth across all of our end markets enables us to achieve sustainable growth even during cyclical and seasonal slowdowns in some of our markets, as was the case this last quarter.”
     The company’s gross profit for the first quarter of 2007 was $46.6 million, or 43.5% of net sales, compared with $43.4 million, or 42.1% of net sales, in the first quarter of 2006. The increase in gross margin in the first quarter of 2007 compared with the prior year period was due primarily to operating leverage provided by the slightly higher sales volume, which resulted in increased absorption of fixed overhead, as well as to the success of the company’s initiative to reduce the costs of purchased materials.
     Selling, general and administrative (SG&A) expenses for the first quarter of 2007 were $30.0 million, or 28.0% of net sales, compared with $26.5 million, or 25.8% of net sales, in the first quarter of 2006. The increase in absolute dollars was due primarily to higher personnel costs in the current year quarter, related in part to continued funding of sales and marketing efforts to increase its revenue levels. In addition, the company incurred approximately $1.2 million of incremental non-cash SG&A expense in the first quarter of 2007 related to equity awards granted in the third quarter of 2006, which did not impact the first quarter of 2006.
     Research and development (R&D) expense for the first quarter of 2007 was $10.6 million, or 9.9% of net sales, compared with $9.9 million, or 9.6% of net sales, in the first quarter of 2006. Deuster noted, “We continue to invest in R&D, particularly in areas supporting next generation laser products and systems.”
     Interest and other income, net, totaled $0.2 million in the first quarter of 2007, compared with interest and other expense, net, of $0.6 million in the first quarter of 2006. The improvement in the first quarter of 2007 was due to the company’s $175 million convertible note financing in February 2007. This financing increased the company’s cash balances significantly, which, together with higher average interest rates earned on these balances, resulted in higher interest income than in the prior year period.
     The company’s effective tax rate in the first quarter of 2007 was approximately 15.5%, compared with a rate of 0.2% in the first quarter of 2006. In the first quarter of 2006, the company’s income tax expense, which typically covers some minimum required state and foreign tax payments, was almost fully offset by an adjustment to certain income tax contingency reserves that were no longer considered necessary.
     The company’s cash, cash equivalents and marketable securities at the end of the first quarter of 2007 totaled $163.1 million. The increase in cash during the quarter resulted primarily from the company’s sale of $175 million of 2.5% subordinated convertible notes due in 2012, which resulted in net proceeds of approximately $169.5 million after offering fees and expenses. The company used approximately $40.0 million of the net proceeds from the offering to repurchase 2,120,000 shares of Newport’s common stock, and approximately $48.2 million of the net proceeds to prepay the company’s outstanding long-term debt to Thermo Fisher Scientific, which had an effective interest rate of 6.75%.
     The company also noted that its board of directors has authorized the repurchase of up to 10% of the currently outstanding shares of Newport common stock. This authorization is in addition to the 2,120,000 shares already repurchased in February 2007 in conjunction with the company’s convertible debt offering. The company expects to initiate such repurchases in the second quarter of 2007. The amount and timing of any such repurchases will be dependent primarily on the company’s future share price and any other potential strategic uses of cash.
SECOND QUARTER AND FULL YEAR 2007 BUSINESS OUTLOOK
     The following statements reflect the current expectations of the company’s management based on available information and refer to expected results from continuing operations. These statements are forward-looking and actual results may differ materially as a result of the factors more specifically referenced below under the caption “SAFE HARBOR STATEMENT.”
     Sales for the second quarter of 2007 are expected to be in the range of $115 million to $118 million. The company expects its revenue to increase sequentially in each of its primary end markets. The company expects its book-to-bill ratio for the second quarter to be slightly higher than 1.0.
     Gross margin for the second quarter of 2007 is expected to be approximately 44% to 45%, depending on the actual sales level and the mix of product sales.
     SG&A expenses for the second quarter of 2007 are expected to be slightly higher than the $30 million reported in the first quarter of 2007.
     R&D expenses for the second quarter of 2007 are expected to be in the range of $11.0 million to $11.5 million.

     The company expects its income tax rate in the second quarter of 2007 to be approximately 16% to 17%. This amount will vary depending on certain state minimum taxes, taxes on foreign earnings and adjustments to income tax reserves.
     The company expects its number of diluted common shares outstanding for the second quarter of 2007 to be in the range of 40 million to 41 million, depending on the number of stock options exercised during the quarter and any share repurchases made by the company during the quarter.
     Based on the factors noted above, the company expects earnings per diluted share in the second quarter of 2007 to be in the range of $0.19 to $0.22.
     Despite the slower-than-expected start to the year, the company noted that if, as anticipated, its sales to the microelectronics market increase in the second half of 2007 and the Lasers Division improves its execution, it expects sales for the full year 2007 compared with 2006 to increase between 5% and 8%, and its earnings per diluted share to increase at a slightly higher rate.
ABOUT NEWPORT CORPORATION
     Newport Corporation is a leading global supplier of advanced photonics technologies to customers in the scientific research, microelectronics manufacturing, aerospace and defense/security, life and health sciences and precision industrial manufacturing markets. Newport’s innovative solutions leverage its expertise in high-power semiconductor, solid-state and ultrafast lasers, photonics instrumentation, sub-micron positioning systems, vibration isolation and optical subsystems and precision automation to enhance the capabilities and productivity of its customers’ manufacturing, engineering and research applications. Newport is part of the Standard & Poor’s SmallCap 600 Index and the Russell 2000 Index.
INVESTOR CONFERENCE CALL
     Robert G. Deuster, chairman and chief executive officer, and Charles F. Cargile, senior vice president, chief financial officer and treasurer, will host an investor conference call today, April 26, 2007, at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to review the company’s results for the first quarter of 2007 and its future business outlook. The call will be open to all interested investors through a live audio web broadcast via the Internet at www.newport.com/investors and www.earnings.com. The call also will be available to investors and analysts by dialing (866) 558-6338 within the U.S. and Canada or (213) 785-2437 from abroad. The webcast will be archived on both web sites and can be reached through the same links. A telephonic playback of the conference call also will be available by calling (888) 203-1112 within the U.S. and Canada and (719) 457-0820 from abroad. Playback will be available beginning at 8:00 p.m. Eastern time (5:00 p.m. Pacific time) on Thursday, April 26, 2007, and continue through midnight on Wednesday, May 2, 2007. The replay confirmation code is 4480656.

SAFE HARBOR STATEMENT
This news release contains forward-looking statements, including without limitation the statements under the heading “Second Quarter and Full Year 2007 Business Outlook” regarding Newport’s expected sales, book-to-bill ratio, gross margin, operating expenses, income tax rate, number of diluted common shares, and earnings per diluted share for the second quarter of 2007, and the statements made by Robert G. Deuster and the company regarding the company’s expected higher sales in the scientific research and aerospace and defense/security markets in the second quarter and the remainder of 2007, and future improvement in the Lasers Division’s performance that are based on current expectations and involve risks and uncertainties. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. As discussed in Newport’s Annual Report on Form 10-K for the year ended December 30, 2006, assumptions relating to the foregoing involve judgments and risks with respect to, among other things, the timing of acquisition and divestiture activities and the amounts of charges associated with those activities; the strength of business conditions in the industries Newport serves, particularly the semiconductor industry; Newport’s ability to successfully penetrate and increase sales to the life and health sciences market; ability to successfully integrate businesses recently acquired; the levels of private and governmental research funding worldwide; potential order cancellations and push-outs; potential product returns; future economic, competitive and market conditions, including those in Europe and Asia and those related to its strategic markets; whether its products will continue to achieve customer acceptance; and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Newport. Although Newport believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking statements will be realized. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by Newport or any other person that Newport’s objectives or plans will be achieved. Newport undertakes no obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
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Newport Corporation
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended

	March 31,	April 1,
(In thousands, except per share amounts)	2007	2006

Net sales	$107,264	$103,186
Cost of sales	60,633	59,742

Gross profit	46,631	43,444

Selling, general and administrative expense	30,014	26,544
Research and development expense	10,603	9,936

Operating income	6,014	6,964

Interest and other income (expense), net	201	(624)

Income from continuing operations before income taxes	6,215	6,340
Income tax provision	964	10

Income from continuing operations	5,251	6,330

Loss from discontinued operations, net of income taxes	—	(652)

Net income	$5,251	$5,678

Basic income (loss) per share:
Income from continuing operations	$0.13	$0.16
Loss from discontinued operations	—	(0.02)

Net income	$0.13	$0.14

Diluted income (loss) per share:
Income from continuing operations	$0.13	$0.15
Loss from discontinued operations	—	(0.01)

Net income	$0.13	$0.14

Shares used in computation of income (loss) per share:
Basic	40,303	40,290
Diluted	41,487	41,750

Other operating data:
New orders received during the period	$110,314	$104,971
Backlog at end of period scheduled to ship within 12 months	$115,424	$109,198

Newport Corporation
Condensed Consolidated Balance Sheets
(Unaudited)

	March 31,	December 30,
(In thousands)	2007	2006

Assets
Current assets:
Cash and cash equivalents	$108,871	$35,930
Marketable securities	54,231	49,483
Accounts receivable, net	83,518	94,325
Notes receivable, net	4,837	4,868
Inventories	104,543	94,899
Deferred income taxes	2,057	2,031
Prepaid expenses and other current assets	11,061	11,639

Total current assets	369,118	293,175

Property and equipment, net	58,090	57,400
Goodwill	174,863	175,281
Deferred income taxes	792	781
Intangible assets, net	49,218	50,234
Investments and other assets	21,642	16,144

	$673,723	$593,015

Liabilities and stockholders’ equity
Current liabilities:
Short-term obligations	$9,642	$9,481
Accounts payable	24,067	31,376
Accrued payroll and related expenses	21,274	27,443
Accrued expenses and other current liabilities	21,873	22,765
Accrued restructuring costs	482	1,211
Obligations under capital leases	93	91

Total current liabilities	77,431	92,367

Long-term debt	177,556	50,688
Obligations under capital leases, less current portion	1,341	1,346
Accrued pension, restructuring costs and other liabilities	15,589	13,661

Stockholders’ equity	401,806	434,953

	$673,723	$593,015